Exhibit 10.3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE APPLICABLE SECURITIES LAWS OF ANY STATE.

SECURED GRID CONVERTIBLE PROMISSORY NOTE

(NEW COMMITMENT LOANS)

$2,500,000.00	April 4, 2008
Boulder, Colorado

For value received, Digital Lightwave, Inc., a Delaware corporation (the “Company”), promises to pay to Optel Capital, LLC, a Delaware limited liability company (the “Holder”), or its registered assigns, the principal sum of Two Million, Five Hundred Thousand Dollars ($2,500,000.00) or, if less, the principal amount of all loans made by the Holder to the Company under the terms of this Secured Grid Convertible Promissory Note (New Commitment Loans) (this “Note”) (such loans, collectively the “New Commitment Loans” and individually each a “New Commitment Loan”), with interest on the outstanding principal amount at a rate equal to the London Interbank Offered Rate (as defined below) plus 100 basis points. As used herein, the term “London Interbank Offered Rate” means the fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as selected by the Holder from time to time) as determined for each business day at approximately 11:00 a.m. London time two (2) business days prior to the date in question, for dollar deposits (for delivery on the first day of such interest period) with a three month term. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Holder. The interest rate shall be computed on the basis of the actual number of days elapsed and a year of 360 days. This Note is issued pursuant to the Credit and Restructuring Agreement, dated as of April 4, 2008 (as amended, restated or otherwise modified from time to time, the “Credit and Restructuring Agreement”), by and between the Company and the Holder. Terms not otherwise defined herein shall have the meaning given to them in the Credit and Restructuring Agreement. This Note is subject to the following terms and conditions.

1. Borrowing Procedures, Etc.

(a) Each New Commitment Loan may be requested by the Company pursuant to a written notice in accordance with Section 2.1(a) of the Credit and Restructuring Agreement.

(b) The amount and the rate of interest for each New Commitment Loan shall be endorsed by the Holder on Schedule 1 attached hereto or, at the Holder’s option, in its records, which schedule or records shall be conclusive, absent manifest error.

2. Maturity.

(a) Unless converted as provided in Section 3, (i) the entire unpaid outstanding principal amount shall be due and payable upon demand by the Holder at any time the earlier to occur of (i) March 31, 2010 and (ii) the date on which written demand is made by the Holder in accordance with Section 2.3(c) of the Credit and Restructuring Agreement (the “Maturity Date”) and (ii) the accrued and unpaid interest shall be due and payable in quarterly installments on the last business day of each of the Company’s fiscal quarters with the first interest installment payment due and payable on June 30, 2008.

(b) Notwithstanding the foregoing, the entire unpaid balance of principal and interest (the “Aggregate Debt”) shall become immediately due and payable upon demand by the Holder at any time on or following the occurrence of an Event of Default (as defined in the Security Agreement (as defined below)).

3. Conversion.

(a) Conversion into Common Stock; Conversion Price. The Aggregate Debt, or any portion thereof, shall be convertible at the option of the Holder into shares of Common Stock of the Company (“Conversion Stock”), at any time, and from time to time, following the Stockholder Meeting, at a conversion price per share (the “Conversion Price”) equal to the greater of (a) $0.01 or (b) 100% of the average of the daily volume-weighted average price of Common Stock quoted or traded on the over-the-counter market as reported by Pink Sheets LLC (the “Pink Sheets”) (or, if the Common Stock is not quoted or traded on the Pink Sheets at the time of conversion, such other primary market on which the Common Stock is quoted or traded) during the period of five consecutive trading days ending on the date immediately prior to the date of the conversion of this Note, from time to time.

(b) Disinterested Stockholder Approval. Notwithstanding anything contained in this Note to the contrary, it shall be a condition precedent to this Note becoming convertible pursuant to Section 3(a) above, that the Proposals be approved at the Stockholder Meeting by the affirmative vote in person or by proxy of a majority of all of the outstanding shares of Common Stock beneficially owned by all of the Disinterested Stockholders (“Disinterested Stockholder Approval”). In the event the Company does not obtain Disinterested Stockholder Approval of the Proposals, this Note shall not become convertible and Maturity Date shall be accelerated in accordance with Section 2(b)(i) above.

(c) Mechanics and Effect of Conversion.

(1) Fractional Shares. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share.

(2) Conversion and Delivery to Holder. This Note may be converted in whole or in part, provided that no conversion is for an amount less than 5% of the Aggregate Debt amount of this Note. Upon conversion of this Note in whole or in part, pursuant to Section 3(a) above, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office:

(i) a certificate or certificates for the number of shares of Conversion Stock to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described in Section 3(c)(1) above, and

(ii) in case such conversion is in part only, a new note (dated the date hereof) of like tenor, equal to the Aggregate Debt minus that portion of the principal amount and accrued interest being converted by the Holder under this Note.

Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest and, to the extent that the obligations evidenced by this Note have been converted in whole, upon the Company’s request and at the Company’s expense, the Holder shall execute such documents, instruments and agreements that the Company may reasonably request to release the security interest in the Company’s assets granted pursuant to the Security Agreement (as defined below).

4. Payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

5. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and accrued interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

6. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.

7. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

8. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 8 shall be binding upon the Company, each Holder and each transferee of this Note.

9. Officers and Directors Not Liable. In no event shall any officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

10. Security Interest. This Note is secured by all of the assets of the Company in accordance with the Amended and Restated Security Agreement by and between the Company and the Holder dated as of the date hereof (the “Security Agreement”). In case of an Event of Default (as defined in the Security Agreement), the Holder shall have the rights set forth in the Security Agreement.

11. Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

12. Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

13. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

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This Secured Grid Convertible Promissory Note was entered into as of the date set forth above.

AGREED TO AND ACCEPTED:

COMPANY:

DIGITAL LIGHTWAVE, INC.

By:	/s/ Kenneth T. Myers
Kenneth T. Myers
President and Chief Executive Officer

HOLDER:

OPTEL CAPITAL, LLC

By:	/s/ Al Zwan
Name:	Al Zwan
Title:	President

Schedule 1

Schedule to Secured Grid Convertible Promissory Note (New Commitment Loan) dated

April 4, 2008 of Digital Lightwave, Inc.

LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Loan Made	Rate	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made by